To the Shareholders and Board of Directors of The Hartford Mutual Funds, Inc.:

In planning and performing our audit of the financial
Statements of The Hartford Mutual Funds, Inc.
consisting of The Hartford Global Communications,
The Hartford Global Financial Services, The Hartford
Global Health, The Hartford Global Technology, The
Hartford International Small Company, The Hartford
Small Company, The Hartford International Capital
Appreciation, The Hartford Capital Appreciation, The
Hartford MidCap, The Hartford MidCap Value, The
Hartford International Opportunities, The Hartford
Global Leaders, The Hartford Focus, The Hartford
Stock, The Hartford Value, The Hartford Growth and
Income, The Hartford Dividend and Growth, The
Hartford Advisers, The Hartford High Yield, The
Hartford Bond Income Strategy, and The Hartford
Money Market Funds) (the Funds) for the periods ended
October 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for purposes of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and the related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in condition or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we would consider to be material weaknesses as defined above as of October 31, 2001.

This report is intended solely for the information and use of management, the Board of Directors and the Securities and Exchange Commission.

Hartford, Connecticut
						ARTHUR ANDERSEN LLP
December 6, 2001